Exhibit 21

Subsidiaries

Microvascular Health Solutions, LLC. (DE)

MyBodyRx, LLC (DE)

Findit Ai Connect, Inc. (Findit Ai) (NV)

NuLife Sciences, Inc. (NV)

DocSun Biomedical Holdings, Inc. (DocSun) (FL)